UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2012

Kraft Foods Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-35491

Virginia	36-3083135
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Three Lakes Drive, Northfield, IL 60093-2753

(Address of principal executive offices, including zip code)

(847) 646-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2012, the Compensation Committee of our Board of Directors approved a grant of 45,580 restricted stock units to Timothy R. McLevish, our Executive Vice President and Chief Financial Officer. This award was made in recognition of Mr. McLevish’s leadership in successfully completing our spin-off from Kraft Foods Inc. on October 1, 2012. Two-thirds of the restricted stock units will vest on November 17, 2014, and the remaining one-third of the restricted stock units will vest on November 16, 2015. This description of the restricted stock unit award is qualified in its entirety by reference to the complete terms and conditions of the form of restricted stock unit agreement, which we will file as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2012.

Also, on November 21, 2012, we entered into a letter agreement with Mr. McLevish, the terms of which were approved by our Compensation Committee. The letter agreement provides that, upon any termination of employment of Mr. McLevish, without cause, either voluntary or involuntary, Mr. McLevish would receive a prorated portion of his annual target cash incentive award payable based on actual business performance and paid at the same time as Kraft makes payments to active employees.

The letter agreement also provides that his unvested restricted stock awards or restricted stock unit awards and performance shares granted under our long-term incentive plan will vest pro rata based on the number of full years completed in the vesting period or performance period, as applicable. However, with respect to his November 16, 2012 restricted stock unit award described above, if Mr. McLevish voluntarily terminates, any unvested shares will be forfeited. If his termination is involuntary without cause or upon mutual agreement, the restricted stock units would pro rata vest in the same manner as his other restricted stock unit awards described above. The number of performance shares that vest will also be based on the actual business rating for each applicable performance cycle, and the shares will be delivered to Mr. McLevish at the same time as active employees’ awards vest. In addition, Mr. McLevish’s unvested options granted in the years prior to his termination date would continue to vest in accordance with their terms, and he would have the full terms of the options to exercise. Any option awards granted in the year of his termination would be forfeited.

Further, Mr. McLevish agrees that upon termination, he will be subject to a general release of claims with respect to Kraft and non-compete, non-solicitation and confidentiality restrictions. The non-compete and non-solicitation restrictions would be in force for two years after he leaves Kraft.

The above description of the letter agreement is qualified in its entirety by reference to the complete terms and conditions of the agreement, which we will file as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2012.

Item 8.01. Other Events.

We intend to hold our first Annual Meeting of Shareholders (the “Annual Meeting”) on May 22, 2013, at a time and location to be determined and specified in our proxy statement related to the Annual Meeting.

Under the Securities and Exchange Commission’s proxy rules, we have set the deadline for submission of proposals to be included in our proxy materials for the Annual Meeting as of December 3, 2012. Accordingly, in order for a shareholder proposal to be considered for inclusion in our proxy materials for the Annual Meeting, the proposal must be received by our Corporate Secretary, Three Lakes Drive, NF693, Northfield, IL 60093 on or before December 3, 2012, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934.

In accordance with the advance notice requirements contained in our bylaws, for director nominations or other business to be brought before the Annual Meeting by a shareholder, other than Rule 14a-8 proposals described above, written notice must be delivered no earlier than the close of business on December 23, 2012, and no later than the close of business on January 22, 2013, to our Corporate Secretary, Three Lakes Drive, NF693, Northfield, IL 60093. These shareholder notices also must comply with the requirements of our bylaws and will not be effective otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraft Foods Group, Inc.

Date: November 21, 2012	By:	/s/ Kim K.W. Rucker
Kim K. W. Rucker Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary